Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement"), effective as of March 1, 2009, is by and among:

EMTA Holdings, Inc., a Nevada corporation ("EMTA"), and its wholly owned subsidiary Lumea, Inc., a Nevada corporation ("Lumea"),

and

Easy Staffing Services, Inc., a Delaware corporation ("Easy"), and its wholly-owned subsidiaries ESSI, Inc., a Delaware corporation ("ESSI"), and Easy Staffing Solutions, Inc., an Illinois corporation f/k/a Burton Placement Services, Inc. ("Burton") (collectively the "Sellers").

RECITALS

EMTA develops and manufactures innovative products to conserve energy, particularly for petroleum-based fuels. The company's engine and fuel additives are marketed under the brands XenTxTM , SynergynTM and CleanBoostTM brands, and are sold both to commercial and retail customers.

Easy, ESSI and Burton are full service employment agencies, offering temporary labor staffing, direct placement, employee leasing, and payroll services in many states across the country.

Lumea and Easy are parties to a Letter of Intent dated October 17, 2008 (the "LOI"). Pursuant to the LOI, Lumea and the Sellers established the material commercial teens regarding the Sellers' transfer of their outstanding shares of common stock of Easy to Lumea in exchange for shares of common stock of ETMA (the "Original Transaction"). The parties have elected to modify the commercial terms of the Original Transaction so that Lumea will acquire certain assets and assume certain liabilities of each of the Sellers in exchange for shares of EMTA and a promissory note. This Agreement will memorialize the definitive agreement among the parties as it relates to the modified transaction.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree and reaffirm as follows:

ARTICLE I
PURCHASE; CLOSING

1.1             Letter of Intent.  Upon execution of this Agreement, the LOI will be deemed terminated and of no further force or effect. To the extent there exists a conflict of terms or provisions in the LOI and this Agreement, the terms and provisions of this Agreement will control.

1.2             Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, Lumea agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, convey, and deliver to Lumea, all of the Acquired Assets at the Closing for the consideration specified below in this Section 1, where "Acquired Assets" means all of the right, title, and interest that the Sellers possess and have the right to transfer in and to all of their assets, including all of their:

(i)             intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

(ii)             leases (including equipment leases), subleases, and rights thereunder, and improvements, fixtures, and fittings thereon;

(iii)            agreements, contracts, indentures, mortgages, instruments, security interests, guaranties, other similar arrangements, and rights thereunder;

(iv)            accounts, notes, and other receivables;

(v)             tangible personal property (such as inventory, equipment, supplies, and furniture);

(vi)            claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes);

(vii)           franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies to the extent assignable or transferable;

(viii)          books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and

(ix)            subject to part (B) below, cash;

provided, however, that the Acquired Assets shall not include (A) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Sellers as corporations, (B) cash in an amount equal to the accrued but unpaid liabilities of the Sellers in excess of the Assumed Liabilities and the liabilities identified in the Promissory Note, or (C) any of the rights of the Sellers under this Agreement (or under any side agreement between the Sellers on the one hand and EMTA or Lumea on the other hand entered into on or after the date of this Agreement).

1.3           Assumption of Liabilities.  On and subject to the terms and conditions of this Agreement, at the Closing Lumea agrees to assume and become responsible for all of the liabilities of the Sellers set forth on Annex A in the aggregate amount of approximately Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (the "Assumed Liabilities"). The parties will perform a post-closing internal audit of the Assumed Liabilities. Lumea hereby agrees to assume the Assumed Liabilities up to a gross amount of $2,500,000. No amount in excess of $2,500,000 will be deemed part of the Assumed Liabilities and the parties will agree to revise Annex A to allocate the total amount assumed. If the internal audit amount is $2,000,000 or less, the difference between $2,000,000 and the actual internal audited amount will be added to the principal amount of the Promissory Note (defined in Section 1.4(i0 below). Lumea will not assume or have any responsibility, however, with respect to any other obligation or liability of the Sellers not included within the definition of Assumed Liabilities.

1.4           Purchase Price.  As consideration for the sale of the Acquired Assets to Lumea, Lumea agrees to pay to Easy at the Closing

(i)             an aggregate of Fifteen Million Five Hundred Thousand (15,000,000) shares of common stock of EMTA (the "EMTA Shares"), and

(ii)            a promissory note in the aggregate principal amount of Eight Million Seven Hundred-Fifty Thousand Dollars ($8,750,000), in the form set forth on Annex B (the "Promissory Note"), subject to adjustment pursuant to Section 1.3 above.

Each of ESSI and Burton hereby acknowledge that consideration attributable to the Acquired Assets of ESS1 and Burton will be remitted to Easy.

1.5            Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Easy Staffing Services, Inc. at 10:00 a.m. on the third business day following the satisfaction or waiver of each of the closing conditions set forth in Article V (the "Closing Date"), other than those conditions that can only be satisfied on or as of the Closing Date, which must be satisfied or waived at or as of the Closing of this Agreement.

1.6            Allocation.  The Parties agree to allocate the purchase price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Annex C.

ARTICLE II
SELLER REPRESENTATIONS AND WARRANTIES

Each of the Sellers severally represents and warrants to Lumea that the statements contained in this Article II are complete and correct as of the date of this Agreement except as set forth in the disclosure schedule delivered by Sellers to Lumea with this Agreement (the "Disclosure Schedule") where the sections below permit a disclosure:

2.1            Organization.  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and authorized as a foreign corporation to do business in the states where it is doing business and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted in those jurisdictions, except where failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of the relevant Seller taken as a whole ("Material Adverse Effect").

2.2            Authority.  Each Seller has all the requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by the Agreement or to be executed by the relevant Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Sellers and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Sellers, enforceable against each in accordance with their respective obligations and terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.3            Ownership of Subsidiaries.  Easy owns all of the shares of ESSI and Burton free and clear of any and all liens, charges or encumbrances. Listed on Schedule 2.3 is the list of all aliases, doing business as (dba's), trademarks, and servicemark names Sellers own.

2.4            No Conflicts or Consents.  Except as set forth on Schedule 2.4, execution and delivery by the Sellers of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Sellers with any of the provisions hereof or thereof will not (i) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, insurance policy, license, agreement or other instrument or obligation to which any Seller is a party or by which Sellers or any of the Acquired Assets are bound; (ii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Sellers are bound; or (iii) result in the creation of any lien upon the Acquired Assets except, in case of clauses (ii) and (iii) for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 2.4, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Sellers in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by the Sellers as the case may be, with any of the provisions hereof or thereof.

2.5            Title to Assets.  Except as set forth on Schedule 2.5, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Sellers have (or will have, at Closing) good and marketable title to the Acquired Assets, free and clear of all liens of any nature whatsoever, except (i) statutory liens securing payments not yet due (or being conducted in good faith and for which adequate reserves have been established), (ii) liens for personal property taxes not yet due and payable, (iii) such imperfections or irregularities of title or liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations. The Sellers do not own any real property. The Acquired Assets include all of the assets and properties held for use by the Sellers necessary to conduct their business as presently conducted. All of Sellers' tangible assets are in good repair, have been well maintained and are in good operating condition, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations, ordinary wear and tear excepted.

2.6            Financial Statements.  An unaudited and consolidated income statement of Sellers for the year ended December 31, 2008, and an unaudited and consolidated balance sheet of Sellers as of December 31, 2008, are attached hereto on Annex D, (collectively, the "Seller Financial Statements"). The Seller Financial Statements were not prepared in accordance with GAAP, but fairly present the financial condition and results of operations of the Sellers as of the respective dates thereof and for the periods covered thereby. The balance sheet contained in the Seller Financial Statements fairly reflects all liabilities of the Sellers of the types normally reflected in a balance sheet as of the date thereon. The Sellers have elected to eliminate the footnotes that would normally accompany a full set of financial statements.

2.7            Tax Matters.

(i)            Except for tax returns for the fiscal year ended December 31, 2008 (which returns are not yet due), and except as set forth on Schedule 2.7 of the Disclosure Schedules: (A) all tax returns required to be filed by or on behalf of the Sellers have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such tax returns were true, complete and correct in all material respects; (B) all taxes payable by or on behalf of the Sellers or in respect of their income, assets or operations have been fully and timely paid, and adequate reserves or accruals for taxes have been provided with respect to any period for which tax returns have not yet been filed or for which taxes are not yet due and owing; and (C) the Sellers have not executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any tax matter is currently in force except for the Sellers' tax counsel. "Tax or taxes" means all federal, state, local, income taxes or similar governmental charges, fees, levies or assessments.

(ii)           Except as set forth on Schedule 2.7, each of the Sellers has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

2.8            Litigation.  Except as set forth on Schedule 2.8, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Sellers, overtly threatened against the Sellers (or to the knowledge of the Sellers) pending or threatened, against any of the officers, directors or key employees of the Sellers with respect to their business activities on behalf of the Sellers, or to which the Sellers are otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of the Sellers is there any reasonable basis for any such action, proceeding, or investigation except as identified and detailed in a schedule provided by the Sellers.

2.9           Compliance with Laws.   Except as set forth on Schedule 2.9, the Sellers are in compliance with all federal, state and local statutes, laws, rules, regulations, orders and ordinances applicable to them or to the conduct of their business or operations or the use of their properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect.

 2.10          Accuracy of Statements.  No representation or warranty of the Sellers contained in this Agreement or in any Annex or schedule hereto or in any certificate or other instrument furnished by the Sellers pursuant to the terms hereof, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

2.11         Trademarks; Software; Patents; Copyrights; and Know-How.  To the best of Sellers' knowledge, the Sellers possess, license or otherwise have the right to use all trademarks, software, patents, copyrights, trade secrets and proprietary know-how ("Intangible Assets") necessary for the conduct of their operations as conducted on the date hereof. To the best knowledge of Sellers, none of the Intangible Assets is currently being challenged, is involved in any pending or threatened administrative or judicial proceeding, or conflicts in any respect material to Sellers with any rights of any other person. To the knowledge of Sellers, none of the Sellers' operations involves any infringement of any proprietary right of any person.

2.12          Contracts.  True and complete copies of all written contracts and other written agreements to which any of the Sellers is a party have been made available for review, or will be made available for review upon Lumea's request prior to Closing.

2.13          Employee Plans.  Sellers have "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and other benefit arrangement provided by Sellers with respect to employees, ("Employee Benefit Plans"). The Sellers are in material compliance with such laws as govern ERISA and other benefit plans and have filed all applicable filings or caused such filings to be made on behalf of the Sellers. The Sellers are not aware of any notices, orders, or other limitations from any regulatory body in conjunction with these plans.

2.14         Property and Casualty Insurance.  Each Seller has property and casualty liability coverage on all assets of the relevant Seller. There are no pending claims thereunder of more than $5,000 of all insurance policies or fidelity bonds in force on the date hereof with respect to and insuring the directors, officers, employees, assets, properties or operations of the Sellers. All such policies and fidelity bonds are in full force and effect. True and complete copies of all such insurance policies and fidelity bonds have been made available to Lumea for review, or will be made available for review upon Lumea's request prior to Closing, together with a summary description including the premiums currently paid thereon, type of policy, name of insured, the insurer, expiration date, the hazards insured against and the dollar amount of coverage per occurrence and in the aggregate and deductibles. Except for claims set forth in Schedule 2.14 there are no outstanding unpaid claims under any of such policies or bonds, and the Sellers have received no notice of cancellation or non-renewal thereof.

ARTICLE III
PURCHASER REPRESENTATIONS AND WARRANTIES

3.1            Organization.   EMTA and Lumea are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporations and authorized as foreign corporations to do business in the states where they are doing business and have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted in those jurisdictions, except where failure to be so qualified would not have a Material Adverse Effect.

3.2            EMTA Capital Stock.  The authorized capital stock of EMTA consists exclusively of 250,000,000 shares of common stock, par value $0.001, and 1,000,000 shares of undesignated preferred stock, and as of February 14, 2009, there were 73,816,103 shares of common stock outstanding. No shares of any class are held in treasury. All of the issued and outstanding shares of EMTA have been validly issued, are fully paid and nonassessable and are free of preemptive rights. As of the date of this Agreement, 15,293,354 shares of the common stock of EMTA are reserved for issuance pursuant to the exercise of stock options granted and outstanding under the stock option plan designated the 2007 Stock Option Plan.

3.3            Authority.  Each of EMTA and Lumea has all the requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by the Agreement or to be executed by EMTA and Lumea in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by EMTA and Lumea, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of EMTA and Lumea, as applicable, enforceable against each in accordance with their respective obligations and terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.4              No Conflicts or Consents.   Execution and delivery by EMTA and Lumea of this Agreement and the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by EMTA and Lumea with any of the provisions hereof or thereof will not (i) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, insurance policy, license, agreement or other instrument or obligation to which EMTA or Lumea is a party or by which EMTA or Lumea is bound; (ii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which EMTA or Lumea is bound; or (iii) result in the creation of any lien upon the assets of EMTA or Lumea except, in case of clauses (ii) and (iii) for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of EMTA or Lumea in connection with the execution and delivery of this Agreement or the Purchaser Documents, or the compliance by EMTA or Lumea as the case may be, with any of the provisions hereof or thereof.

3.5            SEC Documents; Financial Statements; Liabilities.

(i)             EMTA has timely filed all required reports, schedules, forms, statements and other documents with the SEC since February 9, 2007 (the "SEC Documents"). The SEC Documents, and any such reports, forms and documents filed by EMTA with the SEC after the date of this Agreement, complied, or will comply, at the time of filing as to faun in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Securities and Exchange Act of 1934 (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and except to the extent that information contained in any SEC Document has been superseded by a later filed SEC Document, none of the SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)            EMTA's financial statements included in the SEC Documents complied at the time of filing with the SEC as to form in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a basis consistent with prior periods, and fairly present the financial position of EMTA at such dates and the results of operations and cash flow for the respective periods then ended. EMTA does not have, nor are any of its assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) of a type required by GAAP to be reflected in EMTA's financial statements, except (i) as and to the extent reflected on EMTA balance sheet dated as of December 31, 2008 or the footnotes that are a part of its financial statements, or (ii) as may have been incurred or may have arisen since December 31, 2008 in the ordinary course of business and that are not material individually or in the aggregate. Except as set forth in the SEC Documents, since February 1997, EMTA has not made any change in the accounting policies or practices applied in the preparation of its financial statements. EMTA's independent auditors have not issued any audit reports or other reports on internal controls which indicate that the internal controls associated with or otherwise covering EMTA have had any material weaknesses or that the accounting records associated with or otherwise covering EMTA contained or could contain any material errors.

(iii)             EMTA's balance sheet dated December 31, 2008 includes appropriate reserves for all taxes and other known liabilities incurred as of such date but not yet payable.

3.6           No Finder's Fee.  Neither EMTA nor Lumea has incurred or become liable for any broker's commission or finder's fee related to the transactions contemplated by this Agreement.

ARTICLE IV
COVENENATS

4.1            Conduct of Business.  From the date of this Agreement through the Closing Date, Sellers shall conduct their business only in the ordinary course of business consistent with past practice.

4.2            Negative Covenants.  During the period commencing on the date of this Agreement and ending on the Closing Date, Sellers shall not, without the prior written consent of Lumea, cause, permit or take any action to:

(i)            acquire any assets or properties, other than in the ordinary course of business and consistent with past practice;

(ii)            sell, lease, transfer, dispose of, any assets or properties, other than for fair consideration in the ordinary course of business and consistent with past practice;

(iii)           enter into or effect any merger, consolidation, reclassification, recapitalization or other business combination or reorganization;

(iv)           assume, guarantee, endorse or otherwise become liable or responsible (whether direct, contingent or otherwise) for the obligations of any other person, except endorsements in the ordinary course of business and consistent with past practice in connection with the deposit of items for collection;

(v)            make any loans, advances or capital contributions to or investments in any person;

(vi)           sell, transfer, license or otherwise dispose of or encumber any item of Intangible Assets other than the renewal or lapse of software licenses not material to Seller's business operations;

(vii)          cancel or compromise any debt or claim or waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business and consistent with past practice;

(viii)         hire any additional employees or implement any new Employee Benefit Plans or Employee Policies and Procedures;

(ix)            enter into any contract, lease, commitment or other agreement of any type whatsoever, unless terminable without liability to Seller on notice of thirty (30) days or less;

(x)             create, incur or assume any indebtedness except for normal trade payables incurred in the ordinary course of business;

(xi)            cause or permit its assets and properties to not be maintained in their current condition, ordinary wear and tear excepted;

(xii)           not maintain its books, accounts and records in the ordinary course of business consistent with past practices, not continue to collect accounts receivable and pay accounts payable utilizing normal procedures and not comply in all material respects with all contractual and other obligations applicable to its operations;

(xiii)          enter into any commitment for capital expenditures of the Seller in excess of $1,000 for any individual commitment and $5,000 for all commitments in the aggregate;

(xiv)          enter into any transaction or make or enter into any contract, agreement or instrument which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(xv)           write any insurance policy or enter into any reinsurance agreement, except in the ordinary course of business;

(xvi)          take any action or fail to take any action which would cause the Seller's licenses to lapse; or

(xvii)         make any material change in the underwriting, contracting, financial or accounting practices customarily followed by the Seller.

4.3            Access to Properties and Records.  To permit EMTA and Lumea to make such business, accounting and legal review and examination of each of the Sellers as EMTA and Lumea shall reasonably desire, Sellers shall afford to Lumea and its agents, accountants, counsel and other representatives, access throughout the period prior to the Closing Date to the business, operations, properties, books, contracts, commitments and records of the Sellers as Lumea or its representatives shall reasonably request. Sellers shall cooperate with Lumea and its representatives in their investigation and examination of the assets and properties of the Sellers.

4.4            Consents and Approvals.   Each Seller will use its best efforts to promptly obtain all necessary consents, waivers, authorizations and approvals of all governmental entities and persons as may be required of Sellers in connection with the execution, delivery and performance by each in this Agreement and the transactions contemplated hereby, and shall reasonably assist and cooperate with Lumea and EMTA in preparing and filing all documents required to be submitted by Lumea or EMTA to any governmental entity in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Lumea and EMTA all information concerning the Sellers which, in the reasonable opinion of counsel to Lumea or EMTA, as applicable, is required to be included in such documents), and in obtaining any governmental, or other third party consents, waivers, authorizations or approvals which may be required to be obtained by Lumea or EMTA in connection with such transactions.

4.5            Further Assurances.  Upon the reasonable request of Lumea at any time on or after the Closing Date, Sellers will execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Lumea or its counsel may reasonably request in order to perfect title of Lumea and its successors and assigns in and to otherwise effect the purposes of this Agreement.

4.6            Notice and Cure.  Sellers will notify Lumea promptly in writing of, and contemporaneously will provide Lumea with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement, that causes or will cause any covenant or agreement of Sellers under this Agreement to be breached, or that renders or will render untrue any representation or warranty of Sellers contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance.

ARTICLE V
CLOSING CONDITIONS

5.1           Conditions to Obligation of Lumea.  The obligations of Lumea to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)              the representations and warranties set forth in Article II above shall be true and correct in all material respects at and as of the Closing Date;

(ii)             the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii)            there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

(iv)            all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Lumea.

Lumea may waive any condition specified in this Section if it executes a writing so stating at or prior to the Closing.

5.2           Conditions to Obligation of the Sellers.  The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)             the representations and warranties set forth in Article III above shall be true and correct in all material respects at and as of the Closing Date;

(ii)            each of Lumea and EMTA shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)           there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)           Lumea shall have executed and delivered the Employment Agreement set forth on Annex E and the same shall be in full force and effect;

(v)            Lumea shall have executed and delivered to Easy the Promissory Note;

(vi)           Lumea shall have delivered to Easy the EMTA Shares; and

(vii)          EMTA, as sole shareholder of Lumea, shall have executed the Action by Unanimous Written Consent of the Board of Directors and Shareholders of Lumea attached as Annex F to appoint each of Edmond Lonergan, Cliff Blake and James Marshall as the sole members of the board of directors of Lumea; and

(viii)         all actions to be taken by Lumea in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section if it executes a writing so stating at or prior to the Closing.

ARTICLE VI
INDEMNIFICATION

6.1           Indemnification of Sellers.  Lumea agrees to indemnify Sellers and hold them harmless against and in respect of any and all damages, claims, losses, expenses, costs, obligations and liabilities (including reasonable attorneys' fees) (collectively, the "Sellers' Losses") which result from (i) the failure of Lumea to discharge the Assumed Liabilities; (ii) Lumea's ownership, operation or control of the Acquired Assets; or (iii) any act or omission of Lumea, its employees or agents taken after the Closing Date.

6.2            Indemnification of Lumea.  Sellers agree to indemnify Lumea and hold it harmless against and in respect of any and all damages, claims, losses, expenses, costs, obligations and liabilities (including reasonable attorneys' fees) (collectively, the "Lumea Losses") which result from (i) Sellers' ownership, operation or control of the Acquired Assets prior to the Closing Date (excluding any Assumed Liabilities); or (iii) any act or omission of Sellers, their employees or agents taken after the Closing Date.

6.3           Procedure for Indemnification.  The indemnified party shall notify the indemnifying party of the claim in writing, describing the claim, the amount thereof, and the basis therefor. The party from whom indemnification is sought shall respond to each such claim within 30 days of receipt of such notice. Failure to so respond within such time period shall constitute an admission of liability for the claim or claims to which the notice related. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification until the later of (a) the expiration of the 30-day response period (unless reasonably necessary to protect the rights of the party seeking indemnification) or (b) 30 days following the termination of the 30-day response period if a response received within such 30-day period by the party seeking indemnification requested an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured within such 30-day cure period). If such demand is based on a claim by a third party, the indemnifying party shall have the right to assume the entire control of the defense, compromise or settlement thereof, including at its own expense, employment of counsel satisfactory to the indemnified party, and, in connection therewith, the party claiming indemnification shall cooperate fully to make available to the defending party all pertinent information under its control. No claim for indemnification resulting from the breach or falsity or any of the representations or warranties set forth herein or in any certificate or other instrument delivered pursuant hereto shall be made after a date on which the claim period for such representation, warranty or agreement shall have expired under the provisions of Section 7.1 hereof.

6.4           Guarantee by EMTA.   EMTA hereby irrevocably and unconditionally guarantees the performance of Lumea pursuant to this Article VI.

ARTICLE VII
MISCELLANEOUS PROVISIONS

7.1           Survival.  The respective representations, warranties, covenants, agreements and indemnification obligations of each of the parties to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for a period of one (1) year from and after the Closing Date.

7.2           Publicity and Non-Disclosure.  Prior to the Closing, neither party shall issue any press release or other announcement or otherwise solicit publicity with respect to this Agreement or the transactions contemplated hereby without the consent of the other party hereto, except with respect to the obligations of EMTA to make such disclosures and public announcements as are required by applicable law.

7.3            Assignment; Delegation.  No party may assign any of its rights under this Agreement, or delegate any performance under this Agreement, in whole or in part, whether they are voluntary, involuntary, by merger, consolidation, dissolution, operation of law, or any other manner, except with the prior written consent of the other party, which consent may be withheld for any reason or no reason. For purpose of this Section: (i) a change of control or a change of ownership is deemed an assignment of rights; and (ii) "merger" refers to any merger in which a party participates, regardless of whether it is the surviving or disappearing corporation. Any purported assignment of rights or delegation of performance in violation of this Section is null and void.

7.4            Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, heirs, representatives and assigns, as the case may be; provided, however, that no party shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other party. This Agreement shall not confer upon any person not a party to this Agreement, or the legal representative of such person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

7.5             Expenses.   Except as otherwise expressly provided in this Agreement, the parties hereto shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

7.6             Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made, if delivered personally or transmitted by telex, telecopy or telegram, on the date so delivered or transmitted, if sent by Federal Express or other reputable national overnight carrier, on the next business day after the date so sent, or if mailed by registered or certified mail (postage prepaid, return receipt requested), on the fifth business day after the date so mailed, to the parties at the following addresses.

(a)     if to Sellers, to:    Easy Staffing Services, Inc.

(b)     if to Lumea, to:    ESSI, Inc.
Easy Staffing Solutions, Inc. Scottsdale, AZ 85266
Attention: Cliff Blake, President

Lumea, Inc
7430 E. Butherus Dr., Suite C Scottsdale, Arizona 85260
Attention: Mr. Edmond L. Lonergan

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or transmitted, on the next business day after the date so sent by overnight courier or on the fifth business day after the date so mailed.

7.7            Entire Agreement.  This Agreement, together with the Annexes and Exhibits attached hereto, represents the entire agreement and understanding of the parties hereto with reference to the transactions set forth herein, and no representations, warranties or covenants have been made in connection with this Agreement, either express or implied, other than those expressly set forth herein, in the Annexes or in the certificates, agreements and other documents delivered in connection with the transactions contemplated hereby. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.

7.8            Third Parties.  No term or provision of this Agreement is for the benefit of any person who is not a party hereto, and no such party will have any right or cause of action hereunder.

7.9            Waivers, Amendments and Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Sellers and Lumea or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

7.10            Section Headings.  The Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

7.11            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

7.12            Facsimile and Electronic Signatures.  Signatures received via facsimile or other electronic means, including in a digitally produced format (.tif, .pdf, .doc, .gif., etc.), will be deemed originals, unless otherwise expressly set forth in a clear and conspicuous manner elsewhere on the page or file that contains the facsimile or electronic signature.

7.13            Enforcement Costs.   If either party institutes an action or proceeding to enforce any rights arising under this Agreement, the party prevailing in such action or proceeding will be paid all reasonable attorneys' fees and costs to enforce such rights by the other party, such fees and costs to be set by the court, not by a jury, and to be included in the judgment entered in such proceeding.

7.14            Governing Law.  This Agreement is made in and shall be governed by and construed in accordance with the laws of the State of Arizona without giving effect to the principles of conflicts of law thereof.

7.15            Annexes, Exhibits and Schedules.  The Annexes, Exhibits and Schedules attached hereto are a part of this Agreement as if fully set forth herein. All references herein to Sections, Clauses, Annexes, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any description or disclosure set forth in any attachment hereto shall be deemed incorporated in all other attachments hereto to the extent applicable.

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IN WITNESS WHEREOF, Sellers, Lumea and EMTA have caused this Agreement to be duly executed as of the 10th day of March 2009.

EASY STAFFING SERVICES, INC., a Delaware corporation		LUMEA, INC., a Nevada corporation

By:	/s/ Cliff Blake	By:	/s/ Edmond L. Lonergan

ESSI, INC., a Delaware corporation		EMTA HOLDINGS, INC., a Nevada corporation

By:	/s/ Cliff Blake	By:	/s/ Edmond L. Lonergan

EASY STAFFING SOLUTIONS, INC., f/k/a Burton Placement Services, Inc. an Illinois corporation

By:	/s/ Cliff Blake